AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 2005
                                            REGISTRATION STATEMENT NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

      FPL GROUP, INC.                      FLORIDA                       59-2449419
(Exact name of registrant as    (State or other jurisdiction of        (I.R.S. Employer
  specified in its charter)      incorporation or organization)      Identification No.)

                                ----------------
                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                ----------------

     Edward F. Tancer, Esq.                 Thomas R. McGuigan, P.A.               Robert J. Reger, Jr., Esq.
Vice President & General Counsel        Squire, Sanders & Dempsey L.L.P.            Thelen Reid & Priest LLP
        FPL Group, Inc.                     1900 Phillips Point West                    875 Third Avenue
     700 Universe Boulevard                 777 South Flagler Drive                 New York, New York 10022
   Juno Beach, Florida 33408             West Palm Beach, Florida 33401                  (212) 603-2000
         (561) 694-4000                          (561) 650-7200

        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                ----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
                                ----------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                      Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities   Amount to be    Offering Price Per    Aggregate Offering       Amount of
         to be Registered             Registered          Share(1)              Price(1)        Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 Par Value         4,000,000 (2)         $42.30             $169,200,000         $19,915 (4)
Preferred Share Purchase Rights      4,000,000 (3)           N/A                  N/A
==================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low sale prices of the common stock of FPL Group, Inc. on November 2, 2005 on the New York Stock Exchange Composite Tape.
(2) This registration statement also relates to such indeterminate number of additional shares of common stock of FPL Group as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchange of shares or other similar events.
(3) The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.
(4) Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the registration fee for the common stock.

     Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement will be used as a combined prospectus in connection with this registration statement and Registration Statement No. 333-102169.

     This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act, and Rules 456 and 462 promulgated thereunder.
================================================================================

PROSPECTUS
                                4,226,097 Shares

[FPL GROUP LOGO OMITTED]

                                 FPL GROUP, INC.
                          COMMON STOCK, $.01 PAR VALUE
                           --------------------------

              DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN
                           --------------------------

     The Dividend Reinvestment and Common Share Purchase Plan (Plan) of FPL Group, Inc. (FPL Group) provides participants in the Plan with a simple and convenient method of reinvesting cash dividends in and purchasing additional shares of FPL Group's common stock, $.01 par value, and the preferred share purchase rights attached thereto (Rights). Holders of record of FPL Group common stock or of any outstanding preferred stock of FPL Group, FPL Group Capital Inc (FPL Group Capital) or Florida Power & Light Company (FPL) are eligible to join the Plan.

     FPL Group's common stock is listed on the New York Stock Exchange and trades under the symbol "FPL."

     Participants who are already enrolled in the Plan will continue to participate in the Plan without any further action on their part.

     Participants in the Plan may (a) have cash dividends on all or some of their shares of FPL Group common stock and preferred stock of FPL Group, FPL Group Capital or FPL automatically invested in FPL Group common stock and (b) invest optional cash investments in FPL Group common stock.

     The price of common stock purchased directly from FPL Group for participants in the Plan will be the average of the daily high and low sale prices of the common stock as reported on the consolidated tape for New York Stock Exchange listed companies administered by the Consolidated Tape Association for the period of the last three days on which the common stock was traded immediately preceding the Investment Date. The Investment Dates are the common stock dividend payment dates, which are normally on the 15th day of March, June, September and December. The price of common stock purchased on the open market or through negotiated transactions will be the weighted average price for all shares so purchased for the Plan during the Investment Period. The Investment Period is the 30-day period beginning on the common stock dividend payment date.

     FPL GROUP CANNOT ASSURE A PARTICIPANT OF A PROFIT OR PROTECT A PARTICIPANT AGAINST A LOSS ON THE SHARES OF COMMON STOCK PURCHASED BY A PARTICIPANT UNDER THE PLAN.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THESE SECURITIES. YOU SHOULD ALSO REVIEW THE DOCUMENTS INCORPORATED BY REFERENCE ON PAGE 5 OF THIS PROSPECTUS FOR UPDATED AND ADDITIONAL FACTORS YOU SHOULD CONSIDER.

     FPL Group's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

     It is suggested that this prospectus be retained for future reference.

                           --------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 4, 2005.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
RISK FACTORS...................................................................2

FPL GROUP AND SUBSIDIARIES.....................................................4

WHERE YOU CAN FIND MORE INFORMATION............................................5

INCORPORATION BY REFERENCE.....................................................5

CAUTIONARY STATEMENTS..........................................................5

DESCRIPTION OF THE PLAN........................................................6

     Purpose...................................................................6

     Advantages................................................................6

     Disadvantages.............................................................7

     Administration............................................................7

     Eligibility...............................................................7

     Participation.............................................................8

     Expenses.................................................................10

     Purchases................................................................10

     Optional Cash Payments...................................................12

     Online Services..........................................................13

     Reports to Participants..................................................14

     Crediting of Cash Dividends..............................................14

     Safekeeping of Certificates..............................................14

     Certificates for Shares and Rights.......................................15

     Sales and Transfers......................................................15

     Partial Withdrawal of Shares.............................................17

     Withdrawal from the Plan.................................................17

     Other Information........................................................18

USE OF PROCEEDS...............................................................19

FEDERAL INCOME TAX CONSEQUENCES...............................................19

DESCRIPTION OF COMMON STOCK...................................................21

FPL GROUP COMMON STOCK DIVIDENDS..............................................25

EXPERTS.......................................................................26

LEGAL OPINIONS................................................................26

INDEMNIFICATION...............................................................26

                                  RISK FACTORS

     Before purchasing the securities, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus or in a prospectus supplement in order to evaluate an investment in the securities.

FPL GROUP IS SUBJECT TO COMPLEX LAWS AND REGULATIONS AND TO CHANGES IN LAWS AND REGULATIONS, INCLUDING INITIATIVES REGARDING RESTRUCTURING OF THE ENERGY INDUSTRY. FPL HOLDS FRANCHISE AGREEMENTS WITH LOCAL MUNICIPALITIES AND COUNTIES, AND MUST RENEGOTIATE EXPIRING AGREEMENTS. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON THE BUSINESS AND RESULTS OF OPERATIONS OF FPL GROUP.

     FPL Group is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Atomic Energy Act of 1954, the Energy Policy Act of 2005 and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the utility commissions of other states in which FPL Group has operations, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.

     The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

     FPL Group is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

     FPL Group operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

     FPL Group's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

THE OPERATION OF POWER GENERATION FACILITIES, INCLUDING NUCLEAR FACILITIES, INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL GROUP.

     The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's nuclear units face certain risks that are unique to the nuclear industry including the ability to store and/or dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's plants, or at the plants of other nuclear operators. Breakdown or failure of an FPL Energy, LLC operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

THE CONSTRUCTION OF, AND CAPITAL IMPROVEMENTS TO, POWER GENERATION FACILITIES INVOLVE SUBSTANTIAL RISKS. SHOULD CONSTRUCTION OR CAPITAL IMPROVEMENT EFFORTS BE UNSUCCESSFUL, THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL GROUP COULD BE NEGATIVELY AFFECTED.

     FPL Group's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL Group could be subject to additional costs, termination payments under committed contracts, and/or the write off of its investment in the project or improvement.

THE USE OF DERIVATIVE CONTRACTS BY FPL GROUP IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT THE RESULTS OF OPERATIONS OF FPL GROUP.

     FPL Group uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks, and to a lesser extent, engage in limited trading activities. FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the Florida Public Service Commission.

FPL GROUP'S UNREGULATED BUSINESSES, PARTICULARLY FPL ENERGY, ARE SUBJECT TO RISKS, MANY OF WHICH ARE BEYOND THE CONTROL OF FPL GROUP, THAT MAY REDUCE THE REVENUES AND ADVERSELY IMPACT THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL GROUP.

     There are other risks associated with FPL Energy. In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy. FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results. In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL GROUP'S ABILITY TO SUCCESSFULLY IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS IS SUBJECT TO SIGNIFICANT RISKS, INCLUDING THE EFFECT OF INCREASED COMPETITION RESULTING FROM THE CONSOLIDATION OF THE POWER INDUSTRY.

     FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the Energy Policy Act of 2005. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

BECAUSE FPL GROUP RELIES ON ACCESS TO CAPITAL MARKETS, THE INABILITY TO ACCESS CAPITAL MARKETS ON FAVORABLE TERMS MAY LIMIT THE ABILITY OF FPL GROUP TO GROW ITS BUSINESSES AND WOULD LIKELY INCREASE INTEREST COSTS.

     FPL Group and its subsidiaries rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL Group and its subsidiaries to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's ability to grow its businesses and would likely increase interest costs.

CUSTOMER GROWTH IN FPL'S SERVICE AREA AFFECTS FPL GROUP'S RESULTS OF OPERATIONS.

     FPL Group's results of operations are affected by the growth in customer accounts in FPL's service area. Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices. Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

WEATHER AFFECTS FPL GROUP'S RESULTS OF OPERATIONS.

     FPL Group's results of operations are affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities. FPL Group's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage may affect fuel supply, and could require additional costs to be incurred. At FPL, recovery of these costs is subject to Florida Public Service Commission approval.

FPL GROUP IS SUBJECT TO COSTS AND OTHER EFFECTS OF LEGAL PROCEEDINGS AS WELL AS CHANGES IN OR ADDITIONS TO APPLICABLE TAX LAWS, RATES OR POLICIES, RATES OF INFLATION, ACCOUNTING STANDARDS, SECURITIES LAWS AND CORPORATE GOVERNANCE REQUIREMENTS.

     FPL Group is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

THREATS OF TERRORISM AND CATASTROPHIC EVENTS THAT COULD RESULT FROM TERRORISM MAY IMPACT THE OPERATIONS OF FPL GROUP IN UNPREDICTABLE WAYS.

     FPL Group is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

FPL GROUP'S ABILITY TO OBTAIN INSURANCE AND THE TERMS OF ANY AVAILABLE INSURANCE COVERAGE COULD BE AFFECTED BY NATIONAL, STATE OR LOCAL EVENTS AND
COMPANY-SPECIFIC EVENTS.

     FPL Group's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL GROUP IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT THE BUSINESSES AND FINANCIAL CONDITION OF FPL GROUP.

     FPL Group is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group.

                           FPL GROUP AND SUBSIDIARIES

     FPL Group is a holding company incorporated in 1984 as a Florida corporation. FPL Group's principal subsidiary, FPL, is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. FPL Group Capital is a wholly-owned subsidiary of FPL Group which holds the capital stock and provides funding for FPL Group's operating subsidiaries other than FPL. The business activities of these operating subsidiaries primarily consist of FPL Energy, LLC's wholesale generation business. FPL Group is a public utility holding company, as defined in the Public Utility Holding Company Act of 1935, exempt from substantially all of the provisions of the Public Utility Holding Company Act of 1935. Under the Energy Policy Act of 2005, the Public Utility Holding Company Act of 1935 will be repealed effective February 2006, and will be replaced with the Public Utility Holding Company Act of 2005.

                       WHERE YOU CAN FIND MORE INFORMATION

     FPL Group files annual, quarterly and other reports and other information with the Securities and Exchange Commission (SEC). You can read and copy any information filed by FPL Group with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL Group. FPL Group also maintains an Internet site (http://www.fplgroup.com). Information included on the FPL Group Internet site is not incorporated by reference in this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows FPL Group to "incorporate by reference" the information that FPL Group files with the SEC, which means that FPL Group may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL Group files in the future with the SEC will automatically update and supersede this information. FPL Group is incorporating by reference the documents listed below and any future filings FPL Group makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering of securities:

          (1) FPL Group's Annual Report on Form 10-K for the year ended December 31, 2004;

          (2) FPL Group's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

          (3) FPL Group's Current Reports on Form 8-K filed with the SEC on March 16, 2005, March 24, 2005 (as amended by a Form 8-K/A filed with the SEC on May 24, 2005), July 7, 2005 (excluding that portion furnished, and not filed), August 22, 2005, August 25, 2005 (excluding that portion furnished, and not filed), September 16, 2005 (excluding that portion furnished, and not filed) and October 19, 2005.

     You may request a copy of these documents, at no cost to you, by writing or calling Dinah Washam, Coordinator, Shareholder Services, FPL Group, Inc., 700 Universe Boulevard, Juno Beach, Florida 33408, (800) 222-4511. FPL Group will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

                              CAUTIONARY STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL Group is hereby filing cautionary statements identifying important factors that could cause FPL Group's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL Group in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "believe," "could," "estimated," "may," "plan," "potential," "projection," "target," "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the specific factors discussed in "Risk Factors" herein and in the reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group.

     Any forward-looking statement speaks only as of the date on which that statement is made, and FPL Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

     The issues and associated risks and uncertainties discussed in "Risk Factors" herein and in the reports that are incorporated by reference herein are not the only ones FPL Group may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL Group's businesses and financial results in the future.

                             DESCRIPTION OF THE PLAN

     The following is a question and answer statement of the provisions of the Plan.

PURPOSE

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide participants in the Plan with a convenient method of investing cash dividends on FPL Group common stock and any outstanding preferred stock of FPL Group, FPL Group Capital or FPL (collectively, Eligible Securities) and making optional cash payments towards the purchase of FPL Group common stock. When shares of common stock purchased under the Plan are acquired directly from FPL Group, FPL Group will receive additional equity funds which will be added to its general funds and used for general corporate purposes.

ADVANTAGES

2.   WHAT ARE THE ADVANTAGES OF THE PLAN?

     Participants in the Plan may:

          o have cash dividends on all or some of their shares of Eligible Securities automatically invested in common stock;

          o invest in additional shares of common stock by making optional cash payments of not less than $100 per quarter to a maximum of $100,000 per calendar year, whether or not a participant has elected to have cash dividends automatically invested; or

          o invest all or some of their cash dividends and make optional cash payments.

     Generally, a participant can access such services at the Internet site of FPL Group's Agent for the Plan.

     No brokerage commission or service fee is paid by participants in connection with purchases under the Plan.

     Full investment of funds is possible under the Plan because the Plan permits fractional shares, as well as full shares, to be credited to participants' accounts. Fractional shares, as well as full shares, purchased with cash dividends will be credited to participants' accounts. FPL Group's Agent for the Plan will provide simplified record-keeping through statements of participants' accounts. THESE STATEMENTS ARE PARTICIPANTS' CONTINUING AND PERMANENT RECORD OF THE COST OF PURCHASES AND SHOULD BE RETAINED FOR TAX PURPOSES. The Plan also provides that participants may send certificates for shares of FPL Group common stock held in their possession to FPL Group's Agent for the Plan for safekeeping at no cost. See the response to Question 20.

DISADVANTAGES

3.   WHAT ARE THE DISADVANTAGES OF THE PLAN?

     A participant will have no control over the prices at which shares are purchased or sold for his or her account, because:

          o purchases for the participant's account will be made during periods prescribed under the Plan. See the response to Question 14; and

          o participants cannot designate a specific price or a specific date at which to sell shares or select the broker through which sales will be made. See the response to Question 24.

Therefore, the participant will bear the risk of fluctuations in the market price of FPL Group common stock.

ADMINISTRATION

4.   WHO ADMINISTERS THE PLAN?

     Computershare Trust Co., Inc., or such other bank or trust company as FPL Group may from time to time designate (Agent), will administer the Plan and make purchases of shares as agent for participants. Computershare Trust Co., Inc. is an affiliate of Computershare Investor Services, LLC, a transfer agent registered with the SEC. The Agent will keep a continuous record of each participant's activities and will send him or her a statement of account after any activity. Shares purchased under the Plan will be credited to each participant's account as maintained by the Agent until termination of participation in the Plan or receipt of an online, telephonic or written request by a participant to the Agent for all or part of his or her shares.

     Information about the Plan, the Agent or a participant's Plan account can be obtained by contacting the Agent online or by telephone or in writing.

  Internet address:             Telephone number:  Mailing address:
  http://www.computershare.com  1-888-218-4392     Computershare Trust Co., Inc.
                                                   2 North LaSalle Street
                                                   Chicago, Illinois 60602

     When communicating with the Agent, participants should provide their account number and a daytime telephone number.

ELIGIBILITY

5.   WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     All holders of Eligible Securities are eligible to participate in the Plan. If the Eligible Securities of a shareholder are registered in a name other than that of the shareholder (e.g., in the name of a broker or bank nominee), the shareholder who wants to participate in the Plan with respect to those Eligible Securities must become a shareholder of record by having all or a portion of his or her shares transferred to the shareholder's own name. Beneficial owners may transfer shares into their own names either by (i) directing their broker, bank or nominee to deliver certificates to them or (ii) instructing their broker, bank or nominee to reregister their shares in electronic (book-entry) registration form through FPL Group's Direct Registration System, specifying book-entry ownership. The Direct Registration System permits an investor to hold FPL Group common stock as the registered owner in electronic (book-entry) registration form on the stock transfer books of FPL Group. Please contact the Agent at the telephone number set forth in the response to Question 4 for more specific information on the Direct Registration System. Beneficial owners also may request the holder of record of their shares to participate on their behalf.

PARTICIPATION

6.   HOW DOES AN ELIGIBLE SHAREHOLDER ENROLL IN THE PLAN?

     A holder of record of shares of FPL Group common stock may enroll in the Plan online. A holder of record of shares of FPL Group common stock or other Eligible Securities may enroll in the Plan by telephone or by completing and returning an authorization form.

     ONLINE

     Holders of record of shares of FPL Group common stock can enroll online through the Agent's Internet site set forth in the response to Question 4. At the time of enrolling online, a shareholder will be required to provide certain information in order to access his or her online account. All participants in the Plan will be able to review their Plan transaction history and share position through the Internet. This information may be printed and retained for record-keeping purposes.

     TELEPHONE

     Holders of record of shares of Eligible Securities can enroll by calling the Agent at the telephone number set forth in the response to Question 4. At the time of enrolling over the telephone, a participant will be required to provide certain information to the Agent.

     MAIL

     Holders of record of shares of Eligible Securities can enroll by completing an authorization form and returning it to the Agent at the address set forth in the response to Question 4. An authorization form and a pre-addressed envelope may be obtained at any time by contacting the Agent at the address or telephone number set forth in the response to Question 4.

     IN ORDER TO PARTICIPATE IN THE PLAN FOR ANY GIVEN DIVIDEND PAYMENT DATE FOR ELIGIBLE SECURITIES, A SHAREHOLDER MUST ENROLL IN THE PLAN ON OR BEFORE THE RECORD DATE FOR THAT DIVIDEND PAYMENT.

     When shares are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must enroll. When enrolling as an executor, administrator, trustee or guardian, or as attorney, the capacity must be specified during enrollment. For example, when an authorization form is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the form is signed must be specified. To enroll a corporate or organizational shareholder, an authorized officer or other official acting on behalf of the shareholder must identify such capacity. For example, an authorization form of a corporate or other organizational shareholder should be signed by an authorized officer or other official, identified as such.

7.   WHAT ARE THE AVAILABLE METHODS OF PARTICIPATING IN THE PLAN?

     DIVIDEND REINVESTMENT

     A shareholder of record of FPL Group common stock must enroll in the Plan on or before the record date for a cash dividend on the common stock in order to begin the reinvestment of dividends payable on that dividend payment date. If enrollment occurs after the record date for a dividend payment date, reinvestment of dividends may be delayed until the dividend for the next quarter.

     A shareholder of record of FPL Group common stock who wants to have cash dividends on all or some of his or her shares of FPL Group common stock automatically invested in FPL Group common stock should select the "Full Dividend Reinvestment" option or the "Partial Dividends Paid in Cash" option, respectively, while enrolling online, by telephone or by returning his or her authorization form as set forth in the response to Question 6.

     Cash dividends on shares of FPL Group common stock are subject to the discretion of the Board of Directors of FPL Group and are normally payable on the 15th day of March, June, September and December. The actual common stock dividend payment dates as established by the Board of Directors are the Investment Dates. If the common stock dividend payment date should happen to fall on a weekend or holiday, the Investment Date will be the following business day. See "FPL Group Common Stock Dividends."

     A shareholder of record of any outstanding preferred stock of FPL Group, FPL Group Capital or FPL must enroll in the Plan on or before the record date for a cash dividend on the preferred stock in order to begin the investment of dividends payable on that dividend payment date. If enrollment occurs after the record date for a dividend payment date, reinvestment of dividends may be delayed until the dividend for the next quarter.

     A shareholder of record of any outstanding preferred stock of FPL Group, FPL Group Capital or FPL who wants to have cash dividends on all or some of his or her shares of preferred stock automatically invested in FPL Group common stock should select the "Full Dividend Reinvestment" option or the "Partial Dividends Paid in Cash" option, respectively, while enrolling by telephone or by returning his or her authorization form as set forth in the response to Question 6.

     OPTIONAL CASH PAYMENTS

     A shareholder of record who wants to participate in the Plan by making optional cash payments and does not want to reinvest stock dividends should enroll in the "All Dividends Paid in Cash" option. The shareholder should enroll online (only available to holders of FPL Group common stock), by telephone or by returning his or her authorization form as set forth in the response to Question 6.

     If an optional cash payment is made at the time of enrollment, the Agent should receive the enrollment information and optional cash payment at least five business days, but not more than 30 days, before an Investment Date. Such funds will be invested as of that Investment Date (if shares are purchased from FPL Group) or during that Investment Period (if shares are purchased on the open market or through negotiated transactions).

     An optional cash payment is not required at the time a shareholder of record enrolls in the "All Dividends Paid in Cash" option. However, it is necessary for a shareholder of record to have enrolled in the "All Dividends Paid in Cash" option in order to make optional cash payments for the purchase of shares of FPL Group common stock under the Plan. See the responses to Questions 15 and 16.

8.   WHAT DO THE VARIOUS FORMS OF ENROLLMENT PROVIDE?

     The various forms of enrollment set forth in the response to Question 6 allow shareholders to decide the extent to which they want to participate in the Plan. A shareholder may indicate during enrollment whether he or she wants to:

          o invest cash dividends paid on all of his or her shares of Eligible Securities;

          o invest cash dividends paid on some of his or her shares of Eligible Securities; and/or

          o participate in the Plan without reinvesting dividends and invest only optional cash payments within the limits described in the response to Question 16.

     If a signed authorization form is returned to the Agent without any of the options selected, the participant will be enrolled under the "Full Dividend Reinvestment" option.

     If a participant elects the "Partial Dividends Paid in Cash" option, the participant must specify the number of shares on which dividends will be paid in cash. Dividends on the participant's remaining shares will be reinvested to purchase shares of FPL Group common stock. If a signed authorization form is returned to the Agent with the "Partial Dividends Paid in Cash" option selected but without the number of shares designated, the form will be returned to the participant for completion.

     If a participant elects the "All Dividends Paid in Cash" option, the participant will continue to receive cash dividends on his or her shares, including those shares held by the participant outside the Plan and on shares credited to the participant's Plan account. The Agent will apply any optional cash payment to the purchase of shares of FPL Group common stock under the Plan.

     If a participant does not enroll for dividend reinvestment under the Plan, he or she will receive cash dividends declared as usual, by check mailed to the participant's address of record or, upon the participant's request, by electronic deposit into a participant's account at a United States financial institution.

9.   HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

     A participant may change his or her investment option by contacting the Agent online, by telephone, or by completing and returning a new authorization form as set forth in the response to Question 6.

     Any change of enrollment option made online, by telephone or by a new authorization form must be received by the Agent on or before the record date for a dividend on an Eligible Security, or the deadline for receipt of optional cash payments (see the response to Question 15), as the case may be, in order to be sure it is effective on the related dividend payment date or Investment Date.

EXPENSES

10. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES, SALES OR OTHER SERVICES UNDER THE PLAN?

     The costs of administration of the Plan will be paid by FPL Group. There will be no brokerage commissions or service fees to participants for the purchase of FPL Group common stock through the Plan. In the event shares of a participant are sold by the Agent, the participant will be charged a service fee (currently $15.00, subject to change), a brokerage commission (currently $0.12 per share sold, subject to change) on the sale, a handling fee (currently $5.00, subject to change) if the sale is verbally completed through a registered broker at the Agent (as opposed to a written request or an automated request through online or telephonic means), as well as any transfer tax, if applicable. See the response to Question 24.

     Participants will be charged a $25.00 returned funds fee for any optional cash payment returned unpaid for any reason, whether the investment was made by check or by attempted automatic deduction from a bank account. In addition, if an optional cash payment is applied to purchase shares before a check or attempted automatic deduction is rejected, the purchased shares will be sold and the returned funds fee will be charged against the value of the shares in the participant's account. See the response to Question 16. See also the response to Question 18 regarding possible fees which may be charged if participants request historical data.

PURCHASES

11.  WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

     Shares purchased under the Plan may come from:

          o FPL Group's authorized but unissued shares or treasury shares of common stock;

          o shares purchased through the Agent on the open market or through negotiated transactions; or

          o    a combination of the foregoing.

     The decision by FPL Group to have shares purchased under the Plan directly from FPL Group, on the open market or through negotiated transactions will be solely in FPL Group's discretion and will generally take into account FPL Group's need for common equity, general market conditions, and any other factors considered relevant. No participant shall have any authority or power to direct the date or sale price at which the common stock may be purchased.

12. WHAT WILL BE THE PRICE OF SHARES OF FPL GROUP COMMON STOCK PURCHASED UNDER THE PLAN?

     SHARES PURCHASED FROM FPL GROUP

     The price of common stock purchased from FPL Group, where such shares are authorized but unissued shares or treasury shares, will be the average of the daily high and low sale prices of the common stock as reported on the consolidated tape for New York Stock Exchange listed companies administered by the Consolidated Tape Association for the period of the last three days on which the common stock was traded immediately preceding the Investment Date.

     SHARES PURCHASED ON THE OPEN MARKET OR THROUGH NEGOTIATED TRANSACTIONS

     The price of shares purchased on the open market or through negotiated transactions will be the weighted average price paid for all shares purchased through the Agent for the Plan during the relevant Investment Period. An Investment Period is the 30-day period beginning on each FPL Group common stock dividend payment date.

13. HOW MANY SHARES OF FPL GROUP COMMON STOCK WILL BE PURCHASED FOR
PARTICIPANTS?

     The number of shares to be purchased depends on the amount of the participant's reinvested cash dividends, optional cash payments, or both, and on the price of the shares of common stock. A participant may not designate the exact number of shares to be purchased. Each participant's account will be credited with a number of shares, including fractions (currently calculated to six decimal places, subject to change) equal to the total amount invested divided by the purchase price per share.

14.  WHEN WILL PURCHASES OF SHARES OF FPL GROUP COMMON STOCK BE MADE?

     SHARES PURCHASED FROM FPL GROUP

     Purchases of shares of common stock from FPL Group will be made as of the Investment Dates and will be credited to the participants' accounts on the Investment Date. The Investment Dates are the common stock dividend payment dates. Cash dividends on shares of FPL Group common stock are normally payable on the 15th day of March, June, September and December. If the common stock dividend payment date should happen to fall on a weekend or holiday, the Investment Date will be the following business day. See "FPL Group Common Stock Dividends."

     SHARES PURCHASED ON THE OPEN MARKET OR THROUGH NEGOTIATED TRANSACTIONS

     In the event FPL Group instructs the Agent to purchase shares on the open market or through negotiated transactions, shares of common stock will be purchased as soon as possible within the Investment Period, subject to any applicable requirements of federal or state securities laws affecting the timing and manner of purchases of common stock for the Plan. If shares are not timely purchased in accordance with any applicable requirements of federal or state securities laws, any amounts not invested will be returned to the participant. An Investment Period is the 30-day period beginning on each FPL Group common stock dividend payment date. Shares purchased on the open market or through negotiated transactions will be credited to participants' accounts as of the last day of the Investment Period or, if sooner, as of the date on which all purchases for the Investment Period are completed.

     Purchases of shares through the Agent are subject to any limitations imposed by federal or state securities laws. No participant will have any discretion as to matters relating to open market and negotiated purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price to be paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or through negotiated transactions) and the persons (including brokers and dealers) from or through whom purchases are made.

     NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT OR RETURNED TO PARTICIPANTS IF NOT INVESTED WITHIN THE PERIOD REQUIRED BY FEDERAL OR STATE SECURITIES LAWS.

OPTIONAL CASH PAYMENTS

15.  HOW DO OPTIONAL CASH PAYMENTS WORK?

     Optional cash payments can be made only in United States dollars. Optional cash payments received from a participant at least five business days prior to an Investment Date will be applied by the Agent to the purchase of additional shares of common stock as of that Investment Date (with respect to shares purchased from FPL Group) or during that Investment Period (with respect to shares purchased on the open market or through negotiated transactions). Optional cash payments received fewer than five business days prior to the Investment Date and more than 30 days prior to the next Investment Date will be returned to the participant. Since no interest will be paid on optional cash payments held pending their investment, participants are strongly urged to make their optional cash payments shortly before an Investment Date. However, participants should allow sufficient time to ensure that the Agent receives their payment at least five business days prior to the Investment Date. A shareholder may participate in the Plan even if he or she wishes to invest only optional cash payments without reinvesting dividends.

     Shareholders will not receive dividends on shares purchased with an optional cash payment until the dividend payment date following the purchase. For example, if an optional cash payment is made between February 13 and March 8, 2006 and the dividend is payable on March 15, 2006, the optional cash payment will be invested in shares of FPL Group common stock on March 15 if the shares are purchased directly from FPL Group. If the shares are purchased on the open market or through negotiated transactions through the Agent, the optional cash payment will be invested in shares within 30 days after March 15. Dividends will be paid on those shares commencing with the next dividend payment date, which would be expected to be June 15.

16.  HOW MAY OPTIONAL CASH PAYMENTS BE MADE?

     Optional cash payments may be made quarterly. It is not necessary to send the same amount of money each quarter, and there is no obligation to make an optional cash payment for each or any Investment Date. See the response to Question 15 for the timing of cash payments.

     AUTOMATIC QUARTERLY DEDUCTIONS

     Participants can purchase additional common stock through an automatic quarterly deduction from an account at a United States financial institution that is a member of the National Automated Clearing House Association (NACHA). Participants can enroll in this feature by completing an Automatic Investment Enrollment Form and returning it by mail to the Agent. Automatic Investment Enrollment Forms may be obtained at any time by contacting the Agent.

     Participants should allow approximately 30 days for the Agent to establish an automatic quarterly deduction. Once established, the requested dollar amount will be electronically deducted from the designated United States bank account on the first business day of each month in which FPL Group will pay a common stock dividend. Those funds will be commingled with all other optional cash payments and invested in additional shares of common stock on the Investment Date (with respect to shares purchased from FPL Group) or during the Investment Period (with respect to shares purchased on the open market or through negotiated transactions).

     In order to terminate participation in the automatic quarterly deduction feature or change the dollar amount to be withdrawn, participants should notify the Agent in writing. See the response to Question 4 for contact information. Such requests will be effective for a particular deduction provided the Agent receives the request at least seven business days prior to the date on which the electronic deduction was to occur. Requests to terminate participation or change the dollar amount to be withdrawn which are received fewer than seven business days prior to the date on which the electronic deduction was to occur may not take effect until the following quarter.

     Requests to change bank specific information (i.e., bank routing number or account number) may be made in writing to the Agent and must be received by the Agent 30 days prior to the debit date. Such requests received less than 30 days prior to the debit date may not take effect until the following quarter.

     CHECK PAYMENTS

     Once a dividend reinvestment statement has been received by a participant, a cash remittance slip, attached to the statement, may be used for making optional cash payments. If a cash remittance slip is not available, participants, when mailing a check, should notify the Agent that the funds are to be used to purchase additional FPL Group common stock for their Plan account. Checks should be drawn against United States banks, in United States dollars and made payable to "Computershare--FPL Group." A participant should include his or her Plan account number on his or her check. Checks should be mailed directly to the Agent at the address set forth in the response to Question 4 and not to FPL Group, FPL Group Capital or FPL.

     The Agent will not accept cash, traveler's checks, money orders or third party checks.

     MINIMUM AND MAXIMUM LIMITS AND REFUNDS

     The minimum optional cash payment is $100 per quarter. FPL Group reserves the right to refuse cumulative optional cash payments in excess of $100,000 per participant for any calendar year. In the event FPL Group exercises this right, the amount of the optional cash payment in excess of $100,000 will be returned to the participant without interest. Optional cash payments will be refunded prior to their investment if a request for refund, by telephone or in writing, is received by the Agent from the participant at least five business days prior to an Investment Date.

     UNCOLLECTED OPTIONAL CASH PAYMENTS

     In the event that any check or any automatic deduction is returned unpaid for any reason, the Agent will consider the request for investment of such money null and void and shall immediately remove from the participant's account shares, if any, purchased upon the prior credit of such money. The Agent shall then be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance. The Agent will also charge a $25.00 returned funds fee for an optional cash payment returned unpaid for any reason, whether the investment was made by check or by attempted automatic quarterly deduction from a bank account. This fee will be collected by the Agent through the sale of the number of shares from the participant's Plan account as necessary to satisfy the fee.

ONLINE SERVICES

17.  WHAT TRANSACTIONS CAN I CONDUCT THROUGH THE AGENT'S INTERNET SITE?

     The Agent offers participants a convenient way to invest in FPL Group common stock online. Through the Agent's Internet site, a holder of FPL Group common stock may:

          o    enroll in the Plan; and

          o authorize the reinvestment of his or her FPL Group common stock cash dividends;

     and a participant may:

          o review and manage his or her Plan account at his or her convenience;

          o arrange for sales of some or all of his or her shares of common stock held in the Plan;

          o request the issuance of a stock certificate for some or all of his or her shares of common stock held in the Plan; and

          o arrange to receive FPL Group proxy material and other material sent to shareholders over the Internet.

     A participant can access such services at the Agent's Internet site. Participation in the Plan through the Agent's online services is voluntary. A holder of preferred stock of FPL Group, FPL Group Capital or FPL must enroll by mail or telephone. See the response to Question 4.

REPORTS TO PARTICIPANTS

18.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     A statement of account will be sent to each participant as soon as practicable following any account activity. These statements are the participants' continuing and permanent record of the cost of purchases and should be retained for tax purposes. The statement will indicate the number of shares purchased, the price per share paid and will include any applicable tax information pertaining to the participant's Plan account. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply historical statement information. A participant can obtain information regarding such fee by calling the Agent at the number set forth in the response to Question 4.

     In addition, participants will receive copies of all communications sent to all holders of FPL Group common stock, including the annual report, the notice of annual meeting and the proxy statement, and any reports or informational statements required by the Internal Revenue Service.

CREDITING OF CASH DIVIDENDS

19. HOW WILL CASH DIVIDENDS ON SHARES HELD IN PARTICIPANTS' PLAN ACCOUNTS BE CREDITED?

     FPL Group will pay cash dividends, as declared, on shares of its common stock held in participants' Plan accounts. For participants other than those making only optional cash payments, cash dividends, as specified by participants, will be reinvested in additional shares. The Agent will credit the shares purchased with those dividends to participants' accounts on the basis of full and fractional shares (currently calculated to six decimal places, subject to change) held in their accounts. Participants making only optional cash payments will have all cash dividends paid to them.

SAFEKEEPING OF CERTIFICATES

20. MAY A PARTICIPANT SEND CERTIFICATES FOR FPL GROUP COMMON STOCK HELD IN HIS OR HER POSSESSION TO THE AGENT FOR SAFEKEEPING?

     Yes. Participants may send certificates for shares of FPL Group common stock held in their possession to the Agent for safekeeping at no cost. Participants who want the Agent to hold certificates for safekeeping should send unendorsed certificates to the Agent accompanied by a letter of instruction. All certificates should be sent to the address set forth in the response to Question 4 by registered mail, return receipt requested, and insured for possible mail loss of 3% of the market value (minimum of $20.00). This insurance covers the cost to a participant to have the certificates replaced if the Agent does not receive them, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the participant mails the certificates until such time as replacement can be effected. These shares will be combined with those full and fractional shares acquired under the Plan by a participant and credited in electronic book-entry form to the participant's account with the Agent. Shortly thereafter, the participant will receive a statement showing his or her combined holdings. The Agent will treat these shares in the same manner as shares purchased for the participant's account.

CERTIFICATES FOR SHARES AND RIGHTS

21. WILL CERTIFICATES BE ISSUED FOR SHARES OF FPL GROUP COMMON STOCK PURCHASED BY PARTICIPANTS?

     Certificates for shares of FPL Group common stock purchased under the Plan normally will not be issued to participants. Shares purchased will be registered in the name of the participant and credited in electronic book-entry form to the participant's account on the Agent's records. Credit for shares purchased will be shown on each participant's statement of account. This additional service protects against loss, theft or destruction of stock certificates.

     Certificates for any number of full shares credited to a participant's account under the Plan will be issued upon the participant's online, telephonic, or written request to the Agent. Any dividends on newly certificated shares will continue to be either reinvested, or paid in cash, as previously specified by the participant. Any remaining full shares and fractional share will continue to be credited to the participant's account. If a participant requests a certificate for all shares credited to his or her account, a certificate will be issued for all the full shares. A certificate for a fractional share will not be issued under any circumstances. See the response to Question 27 for information on withdrawal from the Plan, and the response to Question 26 for information on partial withdrawals.

     Shares credited to the account of a participant may not be pledged. A participant who wishes to pledge such shares must withdraw them from the Plan by requesting that a certificate for such shares be issued in his or her name.

22.  ARE SEPARATE CERTIFICATES ISSUED FOR THE RIGHTS?

     Until the Distribution Date (as defined in "Description of Common Stock--Preferred Share Purchase Rights" below), separate certificates for the Rights will not be issued and the Rights will be evidenced by a notation in the Agent's records for shares of common stock held in electronic book-entry form.

23. IN WHOSE NAME WILL CERTIFICATES FOR SHARES OF FPL GROUP COMMON STOCK BE REGISTERED WHEN ISSUED?

     Accounts under the Plan are maintained in the same name(s) in which share certificates of participants are registered at the time the participants entered the Plan. Certificates for full shares of FPL Group common stock will be so registered when issued, except in instances such as death. Upon written request of a participant to the Agent, certificates also can be registered and issued in names other than the account name(s) subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears the signature of the participant with the corresponding Medallion Guarantee and the applicable transfer documents are provided. Medallion Guarantees are provided by banks, brokerage firms or other financial institutions that are members of the Medallion Signature Guarantee Program.

SALES AND TRANSFERS

24. HOW CAN A PARTICIPANT SELL OR TRANSFER SHARES CREDITED TO HIS OR HER ACCOUNT UNDER THE PLAN?

     A participant may request to sell or transfer (subject to pledge restrictions described in the response to Question 21) all or a portion of the shares credited to his or her account under the Plan at any time by contacting the Agent. Only full shares may be sold when making a partial sale.

     If the market value of a sale is expected to be less than $100,000, a participant may request the sale by logging on to the Agent's Internet site set forth in the response to Question 4, or by calling the Agent at the telephone number set forth in the response to Question 4. If the market value of a sale is expected to exceed $100,000, the participant must submit a written request to the Agent at the address set forth in the response to Question 4. This limitation is intended to protect participants' accounts against unauthorized sales in excess of $100,000. In addition, the Agent, for any reason in its sole discretion and at any time, has the right to decline to process a sale request by telephone or through the Internet and in its place require written submission of the sale request. See the response to Question 27.

     No participant shall have any authority or power to direct the date or sales price at which common stock may be sold or the selection of the broker(s) or dealer(s) through which sales will be made. The Agent processes sales requests daily. It is expected that the sale will be made within five trading days after receipt by the Agent of the request. The participant will receive the proceeds of the sale, less a service fee (currently $15.00, subject to change) and a brokerage commission (currently $0.12 per share sold, subject to change), a handling fee (currently $5.00, subject to change) if the sale is verbally completed through a registered broker at the Agent (as opposed to a written request or an automated request through online or telephonic means), as well as any transfer tax if applicable.

     Selling participants should be aware that FPL Group common stock prices may decline during the period between a request for sale, its receipt by the Agent and the ultimate sale on the open market, which is generally expected to be within five trading days after receipt of the request. This risk should be evaluated by the participant and is a risk borne solely by the participant.

     A check for the net proceeds will be mailed after settlement of funds from the brokerage firm. Currently, settlement occurs three business days after the sale of shares.

25. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS SHARES NOT CREDITED TO HIS OR HER ACCOUNT UNDER THE PLAN?

     If a participant sells or transfers shares of Eligible Securities held outside of his or her Plan account, the Agent will continue to reinvest the cash dividends or pay dividends in cash, as previously designated by the participant, on the participant's remaining shares, including both shares held outside of his or her Plan account and shares credited to the participant's account under the Plan, until notified by the participant that he or she wishes to completely withdraw from the Plan.

     If a participant enrolled in the "All Dividends Paid in Cash" option disposes of shares of Eligible Securities held outside of his or her Plan account, the Agent will continue to pay cash dividends to the participant on any remaining shares held outside of his or her Plan account and any shares credited to his or her Plan account until notification is received by the Agent that the participant wishes to completely withdraw from the Plan.

     However, if a participant has only a fractional share of stock credited to his or her account on the record date for any cash dividend on FPL Group common stock, FPL Group reserves the right not to reinvest any additional dividends on such fractional share. If FPL Group exercises this right, the participant will receive a cash payment representing such fractional share, plus the amount of the cash dividend on such fraction. The cash payment for the fractional share will be based on the closing price of FPL Group common stock as reported on the consolidated tape for New York Stock Exchange listed companies on the applicable Investment Date or the first preceding date on which such a closing price is so reported.

     If a participant who is receiving a portion of dividends in cash disposes of a number of shares held outside of his or her Plan account resulting in a total of the remaining shares (both shares held outside of his or her Plan account and/or shares credited to the participant's Plan account) which is less than the number of shares on which the Agent has been instructed to pay dividends in cash, the Agent will then pay cash dividends to the participant on the remaining shares.

PARTIAL WITHDRAWAL OF SHARES

26. HOW CAN A PARTICIPANT WITHDRAW A PART OF THE SHARES CREDITED TO HIS OR HER ACCOUNT UNDER THE PLAN?

     A participant may request to withdraw a portion of the shares credited to his or her account under the Plan at any time by contacting the Agent and requesting the shares to (i) be sold as set forth in the response to Question 24, (ii) be transferred as set forth in the responses to Questions 23 and 24,
(iii) be issued in certificate form as set forth in the response to Question 21, or (iv) continue to be held in electronic book-entry form through FPL Group's Direct Registration System, but not under the Plan.

     Withdrawing shares from a Plan account does not affect the dividend reinvestment option (for example, dividends will continue to be invested or paid in cash on the remaining shares in the Plan account as previously designated) unless the participant withdraws all of the shares held in his or her Plan account.

WITHDRAWAL FROM THE PLAN

27.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     Since participation in the Plan is entirely voluntary, a participant may withdraw from it at any time.

     To withdraw from the Plan, a participant must notify the Agent online, by telephone or in writing that he or she wishes to withdraw. When a participant withdraws from the Plan, or upon termination of the Plan by FPL Group, he or she may instruct the Agent online, by telephone or in writing to:

          o issue certificates for full shares credited to his or her account under the Plan and remit to the participant a check for any fractional share and for any optional cash payments which have not been invested;

          o continue to credit all full shares and any fractional share in electronic book-entry form and remit to the participant a check for any optional cash payments which have not been invested;

          o subject to the sale limitations set forth in the response to Question 24, sell all of the shares, both full and fractional, credited to the participant's account under the Plan and remit to the participant a check for the net proceeds of the sale plus payment for any fractional share and a separate check for any optional cash payments which have not been invested; or

          o subject to the sale limitations set forth in the response to Question 24, sell a portion of the shares credited to the participant's account under the Plan, issue a certificate for any remaining full shares, and remit to the participant a check for any fractional share and a separate check for any optional cash payments which have not been invested. Or, sell a portion of the shares credited to the participant's account, continue to credit any remaining full and fractional shares in electronic book-entry form and remit to the participant a check for the net proceeds of the sale and a separate check for any optional cash payments which have not been invested. If the participant is requesting the sale of a portion of his or her shares, the request must indicate the exact number of shares and not the dollar amount. Any request that does not clearly indicate the number of shares to be sold will be denied by the Agent with no action taken.

     The cash payment for any fractional share will be based on the then-current market price of FPL Group common stock (as described in the response to Question
25), less any brokerage commission. See the response to Question 4 regarding online, telephone and written instructions to the Agent, and the response to Question 24 for additional information on sales of shares.

28.  WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

     A participant may cancel and shall be deemed to have canceled his or her participation in the Plan as of an Investment Date if a notice of withdrawal from the Plan is received by the Agent from the participant online, by telephone or in writing at least five business days prior to the related common or preferred stock dividend payment date. All subsequent dividends will be paid in cash unless the participant re-enrolls in the Plan. If the Agent receives the notice of withdrawal less than five business days prior to the related dividend payment date, it may not be effective until the following Investment Date. Optional cash payments which have not been invested will be refunded if a request by telephone or in writing for refund or withdrawal from the Plan is received by the Agent from the participant at least five business days prior to an Investment Date.

OTHER INFORMATION

29. IF FPL GROUP HAS A RIGHTS OFFERING, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

     A rights offering takes place when FPL Group issues to existing shareholders the right to purchase additional shares of common stock in proportion to the shares they already own. A participant's entitlement in a rights offering will be based upon the participant's total holdings. Rights will be issued for the number of full shares only, unless rights for one or more full shares in lieu of any fractional share interest are issued. Any rights based on a fractional share not so provided for will be sold for a participant's account by the Agent and a check for the net proceeds of the sale will be sent to the participant.

     A rights offering is not related to the Rights attached to the shares of FPL Group common stock. See "Description of Common Stock--Preferred Share Purchase Rights" below.

30. WHAT HAPPENS IF FPL GROUP ISSUES A COMMON STOCK DIVIDEND OR DECLARES A COMMON STOCK SPLIT?

     All shares of common stock distributed as a result of a stock dividend or a stock split on a participant's shares of common stock participating in the Plan, whether held outside the Plan or credited to the participant's Plan account, will be credited to the participant's Plan account. Any Rights attached to common stock will be adjusted in the event of a stock dividend or stock split. As soon as practicable after the declaration of a common stock dividend or stock split, a statement will be sent to each participant which will indicate the number of shares of common stock and Rights attached thereto credited to each participant's account, in electronic book-entry form, under the Plan as a result of the common stock dividend or stock split.

31.  HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

     For each shareholders meeting, a participant will receive a single proxy covering the total number of full shares of FPL Group common stock held--both the shares registered in the participant's name which are held outside of his or her Plan account and those shares credited to the participant's Plan account. If the proxy is returned properly signed and marked for voting, all of the shares will be voted as marked. Also, the total number of full shares held may be voted in person at a shareholders meeting.

     If a proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item, all of the participant's full shares--both the shares registered in the participant's name which are held outside of his or her Plan account and those shares credited to the participant's Plan account--will be voted in accordance with the recommendations of FPL Group's Board of Directors. If the proxy is not returned, or if it is returned unsigned or improperly signed, none of the participant's shares covered by such proxy will be voted unless the participant votes in person at the meeting.

32.  MAY THE PLAN BE MODIFIED, SUSPENDED OR DISCONTINUED?

     FPL Group reserves the right to modify, suspend, or terminate the Plan, or to change the Agent administering the Plan, at any time. Notice of any such modification, suspension, termination, or change of Agent will be sent to all participants. In the event of termination, FPL Group may instruct the Agent to either issue certificates for all full shares credited to the participant's account or continue to credit such shares in electronic book-entry form to the participant's account. In the former case, and, at the election of FPL Group, in the latter case, a check for the then-current market value of any fractional share will be delivered to the participant.

33. WHAT IS THE RESPONSIBILITY OF FPL GROUP, FPL GROUP CAPITAL, FPL AND THE AGENT UNDER THE PLAN?

     With respect to administration of the Plan, FPL Group, FPL Group Capital, FPL and the Agent will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to cease reinvestment of cash dividends for a participant's account upon an occurrence such as the participant's death prior to the receipt of written notice of the death, or with respect to the prices at which shares are purchased or sold for the participant's account and the times when such purchases or sales are made, or with respect to any fluctuation in the market value after purchase or sale of shares.

     FPL Group, FPL Group Capital, FPL and the Agent cannot assure a participant of a profit or protect the participant against a loss on the shares of common stock purchased by a participant under the Plan. A PARTICIPANT PARTICIPATES IN THE PLAN AT HIS OR HER SOLE DISCRETION, RISK AND RESPONSIBILITY.

     The terms and conditions of the Plan and its operation shall be governed by and construed in accordance with the laws of the State of Florida. FPL Group reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

                                 USE OF PROCEEDS

     The net proceeds from the purchase of common stock directly from FPL
Group will be added to FPL Group's general funds. FPL Group uses its general funds for general corporate purposes, including to provide funds for its subsidiaries. FPL Group will receive no proceeds from open market or negotiated purchases made through the Agent for the Plan. FPL Group does not know either the number of shares that will ultimately be sold under the Plan or the prices at which such shares will be sold.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following description is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions. Accordingly, Plan participants should consult with their own tax advisors with respect to the federal, state and local tax consequences of participation in the Plan. Except as provided below, the federal income tax consequences to a participant (including a participating corporate shareholder) in the Plan, as of the date of this prospectus, may be summarized as follows:

          (1) With respect to reinvested cash dividends used to purchase authorized but unissued shares or treasury shares of common stock from FPL Group, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value of the number of shares (including fractional shares) of common stock purchased with such reinvested cash dividends on the common stock dividend payment date. This distribution will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of FPL Group, as determined for federal income tax purposes, and reported as such on Form 1099-DIV. The participant's basis in the shares so purchased will be equal to the fair market value of such shares on the dividend payment date.

          (2) With respect to reinvested cash dividends used through the Agent to purchase shares of common stock on the open market or through negotiated transactions, a participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the cash dividends reinvested plus a proportionate share of any brokerage commissions paid by FPL Group to obtain the shares. This distribution will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of FPL Group, as determined for federal income tax purposes, and reported as such on Form 1099-DIV. The participant's basis in the shares so purchased will be equal to the amount treated as a dividend distribution to such participant.

          (3) A participant who purchases common stock with optional cash payments will recognize no taxable income upon such purchase except to the extent of the proportionate share of any brokerage commissions paid by FPL Group to obtain such shares, which amount will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of FPL Group, as determined for federal income tax purposes, and reported as such on Form 1099-DIV. The basis of shares purchased in this manner will be the amount of the optional cash payment plus any brokerage commissions reported on Form 1099-DIV.

          (4) The full amount of the dividend income is taxable to a participant, except that in the case of a corporate shareholder that meets certain holding period requirements such participant is eligible for a dividends received deduction equal to 70% of the dividends received, and if the corporate shareholder owns 20% or more of the voting power and value of FPL Group's stock, the dividends received deduction is equal to 80% of the dividends received. For purposes of the preceding sentence, "stock" shall not include non-voting, non-convertible preferred stock.

          (5) A participant's holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the date the shares are credited to the participant's account.

          (6) A participant will not realize taxable income as a result of receipt of certificates for full shares of common stock credited to the participant's account, either upon the participant's request for those shares or upon withdrawal from participation in, or termination of, the Plan.

          (7) A participant will realize gain or loss when the shares of common stock held in his or her Plan account are sold or exchanged and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share of common stock credited to the participant's account upon termination of participation in, or termination of, the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

          (8) For participants who are subject to "backup" withholding, the Agent will invest in shares of common stock an amount equal to the cash dividends less the amount required to be withheld. Backup withholding, generally, will apply if a participant (a) fails to furnish his or her taxpayer identification number (TIN), which for an individual is either his or her social security number (SSN) or individual taxpayer identification number (ITIN),
               (b) furnishes an incorrect TIN, (c) has been notified previously by the Internal Revenue Service that he or she has failed to report properly payments of interest and dividends, or (d) has failed to certify that he or she is not subject to backup withholding.

     Certain individual participants may have received during calendar years 1982 through 1985 "qualified reinvested dividends" of up to $750 per year ($1,500 in the case of a joint return) which they did not include in gross income. No shares of FPL Group common stock purchased with reinvested dividends after 1985 qualify for this exclusion. Shares of common stock treated as "qualified reinvested dividends" during the years 1982 through 1985 have a zero tax basis.

     In general, when the shares are sold, the gain realized upon the sale of the shares will be treated as long term capital gain if the shares were held for more than one year from the day following the date of acquisition. Long term capital gains in the case of individuals are subject to a maximum tax rate of 15% (5% for individuals in the 10% or 15% tax bracket. For tax years after December 31, 2007, the 5% rate is reduced to 0%). These capital gains tax rates will expire for tax years beginning after December 31, 2008. Provided new legislation is not enacted and the capital gains tax rates are allowed to expire, then the rates will revert to a maximum rate of 20% (10% for individuals in the 10% and 15% tax brackets), which was the rate in effect prior to the Jobs and Growth Tax Relief Reconciliation Act of 2003. Complicated requirements apply to sales of stock held for less than one year. A Plan participant should consult with his or her own tax advisor regarding the tax consequences of any sale.

     The description of the federal income tax consequences of participation in the Plan assumes that the Rights are not currently exercisable.

     The taxation of foreign shareholders is complicated, and, except as noted, is not discussed in this prospectus. Accordingly, Plan participants should consult with their own tax advisors with respect to federal and foreign tax consequences of participation in the Plan.

     In the case of those foreign holders of shares of Eligible Securities whose dividends are subject to United States income tax withholding, the Agent will invest in shares of common stock an amount equal to the dividends less the amount required to be withheld. The Plan account statements confirming purchases made for foreign participants will indicate the amount of withholding.

     Foreign shareholders who enroll in the Plan under the "All Dividends Paid in Cash" option will continue to receive cash dividends, less amounts withheld, on shares held outside their Plan accounts as well as on shares credited to their Plan accounts in the same manner as if they were not participating in the Plan. Optional cash payments received from them must be in United States dollars and will be invested in the same manner as payments from other participants.

                           DESCRIPTION OF COMMON STOCK

     GENERAL. The following statements describing FPL Group's common stock are not intended to be a complete description. For additional information, please see FPL Group's Restated Articles of Incorporation, as amended (Charter), and its bylaws, which set forth the terms of FPL Group's common stock. Please also see the Mortgage and Deed of Trust, dated as of January 1, 1944, between FPL and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented (the Mortgage), which contains restrictions which may limit the ability of FPL to pay dividends to FPL Group. Each of these documents has been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Florida.

     FPL Group's authorized capital stock consists of 800,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value. As of September 30, 2005, 394,855,299 shares of common stock were issued and outstanding and no shares of serial preferred stock were issued and outstanding. See "--Preferred Share Purchase Rights" below. The FPL Group common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of common stock are, and when issued the shares offered hereby will be, fully paid and nonassessable. In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management. See also "--FPL Group Preferred Stock" below.

     All outstanding FPL Group common stock is listed on the NYSE and trades under the symbol "FPL." The registrar and transfer agent for the FPL Group common stock is Computershare Investor Services, LLC.

     A number of provisions that are in FPL Group's Charter and bylaws will make it difficult for another company to acquire FPL Group and for a holder of FPL Group's common stock to receive any related takeover premium for its shares. See "--Voting Rights and Non-Cumulative Voting", "--Preferred Share Purchase Rights" and "--FPL Group Preferred Stock" below.

     DIVIDEND RIGHTS. Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof.

     FPL Group's Charter does not limit the dividends that can be paid on the common stock. However, as a practical matter, the ability of FPL Group to pay dividends on the common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. FPL's ability to pay dividends is limited by restrictions contained in the Mortgage. However, these restrictions do not currently limit FPL's ability to pay dividends to FPL Group from its retained earnings.

     FPL Group Capital has issued junior subordinated debentures in connection with preferred trust securities previously issued by FPL Group Capital Trust I, which junior subordinated debentures are guaranteed by FPL Group. FPL Group Capital has the right, from time to time, to delay interest payments on its outstanding junior subordinated debentures for an extension period of up to 20 consecutive quarters. FPL Group, FPL and/or FPL Group Capital may issue, from time to time, additional junior subordinated debentures in connection with the issuance of additional preferred trust securities. FPL Group, FPL and/or FPL Group Capital may have a similar right to delay interest payments for those additional junior subordinated debentures. If FPL Group Capital and/or FPL Group exercises any right to delay an interest payment, FPL Group would not be able to pay dividends on its common stock or preferred stock during the extension period with certain limited exceptions. If FPL exercises any right to delay an interest payment, it would not be able to pay dividends to any holder of its common stock or preferred stock, including FPL Group, during the extension period with certain limited exceptions.

     FPL Group has issued stock purchase contracts, as a component of stock purchase units, which require FPL Group to make periodic contract adjustment payments to the holders of the stock purchase units. FPL Group has a right to delay these payments during the term of the stock purchase contracts. FPL Group may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. FPL Group may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If FPL Group exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preferred stock during the period such payments are delayed with certain limited exceptions.

     In addition, FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders. Any series of preferred stock could be entitled to receive dividends in preference to the payment of dividends on FPL Group's common stock.

     VOTING RIGHTS AND NON-CUMULATIVE VOTING. In general, the holders of FPL Group common stock are entitled to one vote per share for the election of directors and for other corporate purposes. The Charter:

          (1) permits the shareholders to remove a director only for cause and only by the affirmative vote of 75% in voting power of the outstanding shares of common stock and other outstanding voting stock, voting as a class;

          (2) provides that a vacancy on the Board of Directors may be filled only by the remaining directors;

          (3) permits shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, the Board of Directors or the holders of a majority in voting power of the outstanding shares of voting stock entitled to vote on the matter;

          (4) requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to approve certain Business Combinations (as defined below) with an Interested Shareholder (as defined below) or its affiliate, unless approved by a majority of the Continuing Directors (as defined below) or, in certain cases, unless certain minimum price and procedural requirements are met; and

          (5) requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to amend the bylaws or to amend certain provisions of the Charter including those provisions discussed in (1) through (4) above.

Such provisions may have significant effects on the ability of the shareholders to change the composition of an incumbent Board of Directors or to benefit from certain transactions which are opposed by an incumbent Board of Directors.

     The term "Interested Shareholder" is defined in the Charter to include a security holder who owns 10% or more in voting power of the outstanding shares of voting stock, and the term "Continuing Director" is defined in the Charter to include any director who is not an affiliate of an Interested Shareholder. The above provisions dealing with Business Combinations involving FPL Group and an Interested Shareholder may discriminate against a security holder who becomes an Interested Shareholder by reason of the beneficial ownership of such amount of common or other voting stock. The term "Business Combination" is defined in the Charter to include:

          (1) any merger or consolidation of FPL Group or any direct or indirect majority-owned subsidiary with (a) an Interested Shareholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

          (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any Interested Shareholder or any affiliate of an Interested Shareholder of assets of FPL Group or any direct or indirect majority-owned subsidiary having an aggregate fair market value of $10,000,000 or more;

          (3) the issuance or transfer by FPL Group or any direct or indirect majority-owned subsidiary in one transaction or a series of transactions of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $10,000,000 or more;

          (4) the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder; or

          (5) any reclassification of securities, including any reverse stock split, or recapitalization, of FPL Group, or any merger or consolidation of FPL Group with any of its direct or indirect majority-owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any direct or indirect wholly-owned subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

     The holders of common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum (majority) of the outstanding shares of common stock can elect all of FPL Group's directors. Unless otherwise provided in the Charter or the bylaws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter. Voting rights for the election of directors or otherwise, if any, for any series of the serial preferred stock will be established by the Board of Directors when such series is issued. See "--FPL Group Preferred Stock" below.

     LIQUIDATION RIGHTS. After satisfaction of creditors and payments due to the holders of serial preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets. See "--FPL Group Preferred Stock" below.

     PREFERRED SHARE PURCHASE RIGHTS. The following statements describing FPL Group's preferred share purchase rights (each, a "Right") are not intended to be a complete description. For additional information, please see the form of Rights Agreement, dated as of July 1, 1996, between FPL Group and Computershare Investor Services, LLC, as successor Rights Agent, as amended, which sets forth the terms of the Rights. The Rights Agreement and amendments thereto have been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus is a part.

     On June 17, 1996, FPL Group's Board of Directors declared a dividend of one Right for each outstanding share of common stock. Thereafter, until the Distribution Date (as defined below), FPL Group will issue one Right with each newly issued share of common stock. Each Right (prior to the expiration or redemption of the Rights) will entitle the holder thereof to purchase from FPL Group one two-hundredth of a share of FPL Group's Series A Junior Participating Preferred Stock, $.01 par value (Junior Preferred Shares), at an exercise price of $120 per one one-hundredth of a Junior Preferred Share (Purchase Price), subject to adjustment. Until the Distribution Date, the Rights are represented by the shares of common stock, and are not exercisable or transferable apart from the common stock. The Distribution Date is the earlier to occur of:

          (1) the tenth day after the public announcement that a person or group has acquired beneficial ownership of 10% or more of the common stock, or

          (2) the tenth business day after a person commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the common stock. At any time before a person or group becomes a 10% holder, the Board of Directors may extend the 10-day period.

Separate certificates evidencing the Rights will be mailed to holders of the common stock as of the close of business on the Distribution Date. The Rights are exercisable at any time after the Distribution Date, unless earlier redeemed, or exchanged, and could then begin trading separately from the common stock. The Rights do not have any voting rights and are not entitled to dividends.

     If a person or group becomes a 10% holder, each Right not owned by the 10% holder would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right. In the event that FPL Group is acquired in a merger or other business combination transaction, or 50% or more of FPL Group's assets or earning power are sold or otherwise transferred, after a person or group has become a 10% holder, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

     The Rights are redeemable by FPL Group's Board of Directors in whole, but not in part, at $.005 per Right at any time prior to the time that a person or group acquires beneficial ownership of 10% or more of the outstanding common stock. The Rights will expire on June 30, 2006 (unless the expiration date is extended or the Rights are earlier redeemed or exchanged as described below).

     The Purchase Price, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

          (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares,

          (2) as a result of the grant to holders of Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, at less than the current market price of Junior Preferred Shares, or

          (3) as a result of the distribution to holders of Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The number of Rights and the number of Junior Preferred Shares purchasable upon exercise of each Right are also subject to adjustment in the event of a stock split, subdivision, consolidation, combination or common stock dividend on the common stock prior to the Distribution Date.

     FPL Group's Board of Directors may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is:

          (1) after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common stock; and

          (2) before the acquisition by a person or group of 50% or more of the outstanding common stock.

     The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FPL Group without conditioning the offer on the redemption of the Rights or on the acquisition of a certain number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by FPL Group's Board of Directors, since the Rights may be redeemed by FPL Group at $.005 per Right prior to the time that a person or group has acquired beneficial ownership of 10% or more of the common stock.

     The Junior Preferred Shares purchasable upon exercise of the Rights will be entitled to cumulative quarterly dividends in preference to the common stock at a rate per share equal to the greater of $10 and 100 times the dividend declared on the common stock for such quarter. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount and type of consideration received per share of common stock. In the event of a liquidation of FPL Group, the holders of Junior Preferred Shares will be entitled to receive in preference to the common stock the greater of $100 per share and 100 times the payment made per share of common stock. FPL Group has the right to issue other serial preferred stock ranking prior to the Junior Preferred Shares with respect to dividend and liquidation preferences. The Junior Preferred Shares will be redeemable after June 30, 2006, at FPL Group's option, in whole or in part, at a redemption price per share equal to the greater of the following:

          (1)  the per share Purchase Price, and

          (2)  the then current market price of a Junior Preferred Share.

Each Junior Preferred Share will have 100 votes on all matters submitted to a vote of the shareholders of FPL Group, voting together with the common stock. The rights of the Junior Preferred Shares as to dividends, liquidation, redemption and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation, redemption and voting rights of the Junior Preferred Shares, the value of the interest in a Junior Preferred Share purchasable upon the exercise of each Right should approximate the value of one share of common stock.

     FPL Group's Board of Directors may amend the Rights Agreement and the Rights, without the consent of the holders of the Rights. However, any amendment adopted after a person or group becomes a 10% holder may not adversely affect the interests of holders of Rights. The 10% holder level discussed above is subject to certain exceptions.


     FPL GROUP PREFERRED STOCK. FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders. Each series may have terms that differ from those of any other series and may provide for dividend, liquidation, voting and other rights that are superior or prior to those of FPL Group's common stock. In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management.

                        FPL GROUP COMMON STOCK DIVIDENDS

     It is generally the practice of FPL Group to pay common stock dividends quarterly on the 15th day of March, June, September and December. The payment of dividends is within the sole discretion of the Board of Directors. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. See "Description of Common Stock--Dividend Rights," above.

                                     EXPERTS

     The consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from FPL Group's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs referring to FPL Group's changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations and change in 2002 in its method of accounting for goodwill, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and
(3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Squire, Sanders & Dempsey L.L.P., Miami, Florida, counsel to FPL Group, will pass upon the legality of the FPL Group common stock, including the Rights attached thereto, to be issued pursuant to the Plan.

                                 INDEMNIFICATION

     Florida law generally provides that a Florida corporation, such as FPL Group, may indemnify its directors, officers, employees and agents against liabilities and expenses they may incur. Florida law also limits the liability of directors to FPL Group and other persons. FPL Group's bylaws contain provisions regarding the mandatory indemnification by FPL Group of its directors, officers, employees and agents under specified conditions. In addition, FPL Group carries insurance permitted by the laws of Florida on behalf of its directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of FPL Group pursuant to the provisions described in the preceding paragraphs, or otherwise, FPL Group has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       -----------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS. FPL GROUP HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. FPL GROUP IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered are:

Filing Fee for Registration Statement............................  $ 19,915
Stock Exchange Listing Fees......................................  $  7,600*
Legal and Accounting Fees........................................  $250,000*
Printing (S-3, Prospectus, etc.) and Mailing Fees................  $ 50,000*
Fees of Plan Agent (estimated for one year)......................  $ 32,000*
Miscellaneous....................................................  $ 10,000*
                                                                   --------

Total                                                              $369,515*
                                                                   ========
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850 of the Florida Statutes generally permits the registrant to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits the registrant to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit,
(3) an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the registrant in a proceeding by or in the right of the registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

     The registrant's bylaws provide generally that the registrant shall, to the fullest extent permitted by law, indemnify all directors and officers of the registrant, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of the registrant, as well as any employees or agents of the registrant or other persons serving at the request of the registrant in any capacity with any entity or enterprise other than the registrant to whom the registrant has agreed to grant indemnification (each, an "Indemnified Person") to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys' fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

     In addition, the registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

*4(a) - Restated Articles of Incorporation of FPL Group dated December 31, 1984, as amended through March 10, 2005 (filed as Exhibit 3(i) to Form S-4, File No. 333-124438).

*4(b) - Bylaws of FPL Group as amended February 12, 2001 (filed as Exhibit 3(ii)a to Form 10-K for the year ended December 31, 2000, File No. 1-8841).

*4(c) - Form of Rights Agreement, dated as of July 1, 1996, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as Rights Agent (filed as Exhibit 4 to Form 8-K dated June 17, 1996, File No. 1-8841).

*4(d) - Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (formerly known as The First National Bank of Boston), as Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003, File No. 1-8841).

*4(e) - Third Amendment to Rights Agreement, dated as of January 1, 2004, among FPL Group, Computershare Investor Services, LLC, as successor Rights Agent, and EquiServe Trust Company, N.A., as predecessor Rights Agent (filed as Exhibit 4 to Form 8-A/A dated December 19, 2003, File No. 1-8841).

*4(f) - Certificate of Adjustment to Rights Agreement, dated March 15, 2005 (filed as Exhibit 5 to Form 8-A/A dated March 25, 2005, File No. 1-8841).

*4(g) - Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and eight Supplements thereto, between FPL and Deutsche Bank Trust Company Americas, Trustee (the "Mortgage") (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217;
         Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491;
         Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255;
         Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No. 2-13925;
         Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File No. 2-15677;
         Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104;
         Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c),
         File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and

         2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c),
         File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c),
         File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076;
         Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 2-27612; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 2-27612; Exhibit 4(o) to Form S-3, File No. 333-102169;
         Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172; Exhibit 4(a) to Form 10-Q for the quarter ended September 30, 2004, File No. 2-27612; Exhibit 4(f) to Amendment No. 1 to Form S-3, File No. 333-125275; and Exhibit 4(y) to Post-Effective Amendment No. 2 to Form S-3, File Nos. 333-116300, 333-116300-01 and 333-116300-02).

5     -  Opinion and Consent of Squire, Sanders & Dempsey L.L.P., counsel to FPL
         Group.

23(a) - Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23(b) - Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5).

24    -  Powers of Attorney (included on the signature page of this registration statement).

99    -  Form of Letter to Shareholders.

*Incorporated herein by reference as indicated.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of FPL Group's Annual Report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on the 4th day of November, 2005.

                                           FPL GROUP, INC.

                                           By: /s/ Lewis Hay, III
                                               ---------------------------------
                                               Lewis Hay, III
                                               Chairman of the Board, President,
                                               Chief Executive Officer and
                                               Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                           Date
---------                       -----                           ----

/s/ Lewis Hay, III              Chairman of the Board,          November 4, 2005
--------------------------      President, Chief Executive
Lewis Hay, III                  Officer and Director
                                (Principal Executive Officer)

/s/ Moray P. Dewhurst           Vice President, Finance         November 4, 2005
--------------------------      and Chief Financial
Moray P. Dewhurst               Officer (Principal
                                Financial Officer)

/s/ K. Michael Davis            Controller and Chief            November 4, 2005
--------------------------      Accounting Officer
K. Michael Davis                (Principal Accounting
                                Officer)

/s/ H. Jesse Arnelle            Director                        November 4, 2005
--------------------------
H. Jesse Arnelle

/s/ Sherry S. Barrat            Director                        November 4, 2005
--------------------------
Sherry S. Barrat

/s/ Robert M. Beall, II         Director                        November 4, 2005
--------------------------
Robert M. Beall, II

Signature                       Title                           Date
---------                       -----                           ----

/s/ J. Hyatt Brown              Director                        November 4, 2005
--------------------------
J. Hyatt Brown

/s/ James L. Camaren            Director                        November 4, 2005
--------------------------
James L. Camaren

/s/ J. Brian Ferguson           Director                        November 4, 2005
--------------------------
J. Brian Ferguson

/s/ Rudy E. Schupp              Director                        November 4, 2005
--------------------------
Rudy E. Schupp

/s/ Michael H. Thaman           Director                        November 4, 2005
--------------------------
Michael H. Thaman

/s/ Hansel E. Tookes II         Director                        November 4, 2005
--------------------------
Hansel E. Tookes II

/s/ Paul R. Tregurtha           Director                        November 4, 2005
--------------------------
Paul R. Tregurtha

/s/ Frank G. Zarb               Director                        November 4, 2005
--------------------------
Frank G. Zarb

                                  EXHIBIT INDEX

5     Opinion and Consent of Squire, Sanders & Dempsey L.L.P., counsel to FPL
      Group.

23(a) Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23(b) Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5).

24 Powers of Attorney (included on the signature page of this registration statement).

99    Form of Letter to Shareholders.